Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES NOVEMBER 2012 U.S. TRADING VOLUMES

NEW YORK, December 10, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that November 2012 U.S. trading volume was 4.0 billion shares and average daily volume (ADV) was 188 million shares.  This compares to 3.6 billion shares and ADV of 174 million shares in October 2012 and 3.8 billion shares and ADV of 183 million shares in November 2011.  There were 21 trading days in November 2012, October 2012 and November 2011.

Although November 2012 trading volume was relatively strong based on overall market activity, more than 6% of November volume was from lower-priced market-on-close (MOC) orders associated with end-of-month index rebalancing.

ITG U.S. Trading Activity

November 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

November 2012	21	3,955,371,347	188,351,017

Year-to-Date:	230	41,758,288,564	181,557,776

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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